News Release


Investor Contact:


Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com



UNISYS ANNOUNCES FIRST-QUARTER 2009 FINANCIAL RESULTS

COMPANY MAKES PROGRESS IN TURNAROUND PROGRAM, REPORTING LOWER OPERATING EXPENSES AND IMPROVED CASH FLOW

BLUE BELL, Pa., April 28, 2009 - Unisys Corporation (NYSE: UIS) today reported a first-quarter 2009 net loss of $24.4 million, or 7 cents a share, compared with a net loss of $23.4 million, or 7 cents a share, in the first quarter of 2008. First-quarter 2009 revenue declined 15 percent to $1.10 billion compared with $1.30 billion in the year-ago quarter. Foreign exchange rates had an approximately 10 percentage-point negative impact on revenue in the quarter.
On a constant currency basis, revenue declined 5 percent in the quarter.

Unisys reported that operating expenses (SG&A plus R&D) declined 24 percent year-over-year, reflecting ongoing actions to reduce its cost structure and the favorable impact of changes in foreign currency exchange rates. The company also reported that it generated $39 million of operating cash flow in the quarter, a year-over-year improvement of $88 million, driven by improved working capital management.

"We made progress in the quarter, in a tough environment, in driving our turnaround program," said Unisys Chairman and CEO Ed Coleman. "Despite the impact of lower revenue volume on gross margins, I am encouraged by our progress in reducing expenses and in significantly improving our cash flow - two critical measures for us as we work to improve our profitability and strengthen our balance sheet. Our U.S. federal government business also had a good quarter, reporting year-over-year growth in revenue and orders.

"While we work to put in place a leaner, more cost-efficient organization, we also continue efforts to drive profitable revenue by sharpening our value propositions and introducing innovative, differentiated solutions and services in our focused markets," Coleman said. "As we continue executing against our priorities, we believe we will be positioned to benefit when business conditions improve."

OVERALL FIRST-QUARTER HIGHLIGHTS
Revenue in the United States was flat in the first quarter at $539 million as growth in the company's U.S. federal government business offset declines in its commercial business. Revenue in international markets declined 27 percent to $561 million. On a constant currency basis, international revenue declined 10 percent in the quarter.

Reflecting lower revenue and the negative impact of foreign exchange rates, Unisys reported declines in its profit margins from the year-ago quarter. The company reported an overall gross profit margin of 20.3 percent and operating profit margin of 2.0 percent in the first quarter of 2009 compared with a gross profit margin of 22.5 percent and operating profit margin of 2.2 percent in the year-ago quarter.

FIRST-QUARTER BUSINESS SEGMENT RESULTS
Customer revenue in the company's services segment declined 13 percent in the quarter compared with the year-ago quarter. Foreign exchange rates had an approximately 11 percentage-point negative impact on services revenue in the quarter. Reflecting lower revenue, gross profit margin in the services business declined to 16.2 percent in the quarter compared with 18.5 percent a year ago. Services operating margin improved to 2.7 percent compared with 2.3 percent a year ago as a result of cost reduction actions.

Services orders declined substantially in the first quarter, principally driven by weakness in large outsourcing contracts. Services order backlog at March 31, 2009 was $5.7 billion, down 6 percent from $6.1 billion at December 31, 2008.

Customer revenue in the company's technology segment declined 29 percent from the first quarter of 2008. Foreign exchange rates had an approximately 6 percentage-point negative impact on technology revenue in the quarter. The revenue decline reflected lower sales, primarily in Japan, of high-end mainframe systems as clients deferred planned purchases in a weak economic environment. The prior-year results included $18.8 million of quarterly royalty revenue from an intellectual property agreement with Nihon Unisys Limited (NUL) that ended in March 2008. The expiration of this royalty from NUL contributed about 9 percentage points of the technology segments' decline in revenue. Reflecting the lower levels of mainframe sales and loss of NUL royalty, gross profit margin in the technology business declined to 33.2 percent compared with
42.9 percent in the year-ago quarter, while technology operating margin declined to (11.7) percent compared with 0.8 percent in the first quarter of 2008.

CASH FLOW HIGHLIGHTS
Unisys generated $39 million of cash from operations in the quarter compared with a cash usage of $49 million in the year-ago quarter. Capital expenditures for the first quarter of 2009 declined to $47 million compared to $65 million
in the first quarter of 2008.   Unisys closed the quarter with $469 million of
cash on hand, down from $544 million at December 31, 2008, due primarily to $61 million of cash used to collateralize letters of credit issued under the company's revolving credit facility, which expires in May 2009.

Unisys has also revised its expectation for 2010 funding requirements of its U.S. qualified defined benefit pension plan. Previously, the company said it expected to contribute a maximum of approximately $90 million to this plan in 2010. Under recently clarified IRS regulations, Unisys does not expect to be required to make a cash contribution in 2010 to fund its U.S. qualified defined benefit pension plan.

As previously disclosed, the company said that it is exploring alternatives to address its capital structure, particularly the $300 million of notes that mature in 2010. The alternatives currently being contemplated by the company are either an offering of new secured notes and a concurrent tender offer for a portion of existing notes, or an exchange offer of new secured notes for existing notes. The company said that, although the timing and structure of any transaction will depend on market conditions, it expects to announce a transaction shortly. There can be no assurance that a transaction will take place or that it will be successful.

NEW ACCOUNTING PRONOUNCEMENT
On January 1, 2009, Unisys adopted SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements," which required certain reclassifications of noncontrolling interests to the 2008 balance sheet and income statement. All references to "net loss" contained in this press release refer to the income statement line item titled "Net loss attributable to Unisys Corporation."

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With more than 27,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to refinance its debt; the economic and business environment; the company's ability to access external credit markets; the company's significant pension obligations; the success of the company's turnaround program; aggressive competition in the information services and technology marketplace; volatility and rapid technological change in the company's industry; the company's ability to retain significant clients; the company's ability to grow outsourcing; the company's ability to drive profitable growth in consulting and systems integration; market demand for the company's high-end enterprise servers and maintenance on those servers; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally; the risk that the company's common stock may be delisted if the company does not meet New York Stock Exchange listing requirements; the business and financial risk in implementing future dispositions or acquisitions; the potential for infringement claims to be asserted against the company or its clients and the possibility that pending litigation could affect the company's results of operations or cash flow. Additional discussion of these and other factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: xxxx/xxxx
http://www.unisys.com/about__unisys/news_a_events/02108955.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                                           Three Months
                                          Ended March 31
                                       -------------------
                                         2009       2008
                                       --------   --------
Revenue
  Services                               $983.8   $1,137.1
  Technology                              116.1      164.2
                                       --------   --------
                                        1,099.9    1,301.3
Costs and expenses
  Cost of revenue:
    Services                              805.1      922.2
    Technology                             71.8       85.9
                                       --------   --------
                                          876.9    1,008.1
Selling, general and
  administrative                          173.6      232.5
Research and development                   27.4       32.7
                                       --------   --------
                                        1,077.9    1,273.3
                                       --------   --------
Operating profit                           22.0       28.0

Interest expense                           21.8       21.6
Other income (expense), net                (6.7)      (1.1)
                                       --------   --------
Income (loss) before income taxes          (6.5)       5.3

Provision for income taxes                 15.6       23.9
                                       --------   --------
Consolidated net loss                     (22.1)     (18.6)
Net income attributable to
  noncontrolling interests                 (2.3)      (4.8)
                                       --------   --------
Net loss attributable to
  Unisys Corporation                     ($24.4)    ($23.4)
                                       ========   ========
Loss per share attributable
  to Unisys Corporation
Basic                                   ($  .07)   ($  .07)
                                       ========   ========
Diluted                                 ($  .07)   ($  .07)
                                       ========   ========
Shares used in the per share
  computations (thousands):
  Basic                                 370,046    354,798
                                       ========   ========
  Diluted                               370,046    354,798
                                       ========   ========






On January 1, 2009, Unisys adopted SFAS 160, which required certain reclassifications of noncontrolling interests to the 2008 income statement.
All references to "net loss" contained in this press release are intended to refer to the income statement line item titled "Net loss attributable to Unisys Corporation".

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
March 31, 2009
------------------
Customer revenue      $1,099.9                $983.8      $116.1
Intersegment                       ($37.9)       1.7        36.2
                      --------   --------   --------    --------
Total revenue         $1,099.9     ($37.9)    $985.5      $152.3
                      ========   ========   ========    ========

Gross profit percent     20.3%                 16.2%       33.2%
                      ========              ========    ========
Operating profit (loss)
  percent                 2.0%                  2.7%      (11.7%)
                      ========              ========    ========
Three Months Ended
March 31, 2008
------------------
Customer revenue      $1,301.3              $1,137.1      $164.2
Intersegment                       ($43.7)       2.7        41.0
                      --------   --------   --------    --------
Total revenue         $1,301.3     ($43.7)  $1,139.8      $205.2
                      ========   ========   ========    ========

Gross profit percent     22.5%                 18.5%       42.9%
                      ========              ========    ========
Operating profit
  percent                 2.2%                  2.3%        0.8%
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                         March 31,   December 31,
                                           2009         2008
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $468.7       $544.0
Accounts and notes receivable, net           720.8        818.5
Inventories
   Parts and finished equipment               62.2         64.7
   Work in process and materials              59.6         70.7
Deferred income taxes                         19.8         23.8
Prepaid expense and other
 current assets                              122.4        116.7
                                        ----------   ----------
Total                                      1,453.5      1,638.4
                                        ----------   ----------
Properties                                 1,407.1      1,416.0
Less accumulated depreciation
  and amortization                         1,149.3      1,139.5
                                        ----------   ----------
Properties, net                              257.8        276.5
                                        ----------   ----------
Outsourcing assets, net                      285.0        314.9
Marketable software, net                     192.4        202.0
Prepaid postretirement assets                 27.4         20.7
Deferred income taxes                         83.2         87.6
Goodwill                                     188.9        189.4
Other long-term assets                       152.0         94.6
                                        ----------   ----------
Total                                     $2,640.2     $2,824.1
                                        ==========   ==========


Liabilities and stockholders' deficit
Current liabilities
Notes payable                                 $0.1         $0.0
Current maturities of long-term debt         301.0          1.5
Accounts payable                             321.3        379.2
Other accrued liabilities                    962.2      1,045.7
                                        ----------   ----------
Total                                      1,584.6      1,426.4
                                        ----------   ----------
Long-term debt                               759.3      1,059.1
Long-term postretirement liabilities       1,458.1      1,497.0
Other long-term liabilities                  262.7        265.4
Commitments & contingencies                      -            -
Stockholders' deficit                     (1,424.5)    (1,423.8)
                                        ----------   ----------
Total                                     $2,640.2     $2,824.1
                                        ==========   ==========






On January 1, 2009, Unisys adopted SFAS 160, which required certain reclassifications of noncontrolling interests to the December 31, 2008 balance sheet.

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)

                                                Year Ended
                                                 March 31
                                           --------------------
                                             2009        2008
                                           --------    --------
Cash flows from operating activities
Consolidated net loss                        ($22.1)     ($18.6)
Add (deduct) items to reconcile
 consolidated net loss to net cash
 provided by (used for) operating
 activities:
Employee stock compensation expense             2.1         6.0
Company stock issued for U.S. 401(k) plan         -         8.8
Depreciation and amortization
 of properties                                 23.7        26.7
Depreciation and amortization of
 outsourcing assets                            34.8        42.4
Amortization of marketable software            25.2        30.5
Disposals of capital assets                    16.0         2.9
Decrease in deferred income
 taxes, net                                     7.3           -
Decrease in receivables, net                   83.7        42.5
Decease (increase) in inventories              11.8        (2.2)
Decrease in accounts payable
 and other accrued liabilities               (116.8)     (129.0)
Decrease in other liabilities                  (4.5)      (19.3)
Increase in other assets                      (21.7)      (42.5)
Other                                           (.2)        2.5
                                            -------     -------
Net cash provided by (used for)
 operating activities                          39.3       (49.3)
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                     94.3     1,646.6
 Purchases of investments                     (94.4)   (1,675.9)
 Collateralized letters of credit             (61.2)          -
 Investment in marketable software            (15.5)      (22.4)
 Capital additions of properties               (9.9)      (14.6)
 Capital additions of outsourcing assets      (21.9)      (27.9)
 Purchases of businesses                        (.4)        (.4)
                                            -------     -------
Net cash used for investing activities       (109.0)      (94.6)
                                            -------     -------
Cash flows from financing activities
 Net reduction in short-term borrowings          .1           -
 Payments of long-term debt                       -      (200.0)
 Financing fees                                   -         (.8)
                                            -------     -------
Net cash provided (used for) by financing
  activities                                     .1      (200.8)
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                          (5.7)        4.7
                                            -------     -------
Decrease in cash and cash equivalents         (75.3)     (340.0)
Cash and cash equivalents, beginning of
 period                                       544.0       830.2
                                            -------     -------
Cash and cash equivalents, end of period     $468.7      $490.2
                                            =======     =======